As filed with the Securities and Exchange Commission on April 5, 2018

Registration No. 333-205196

Registration No. 333-205202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-205196)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-205202)

Under

 THE SECURITIES ACT OF 1933

FOGO DE CHÃO, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5353489
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5908 Headquarters Drive, Suite K200

Plano, TX 75024
(972) 960-9533

(Address of Principal Executive Offices)

Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan

Fogo de Chão, Inc. 2015 Omnibus Incentive Plan

(Full Title of Plans)

Albert G. McGrath

General Counsel

Fogo de Chão, Inc.

5908 Headquarters Drive, Suite K200

Plano, TX 75024
(972) 960-9533

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kyoko Takahashi Lin

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Fogo de Chão, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments to its Registration Statements on Form S-8 to remove any and all unsold shares of the Company’s common stock (the “Common Stock”), issuable by the Company under the terms of the Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan and the Fogo de Chão, Inc. 2015 Omnibus Incentive Plan, previously registered by the Company pursuant to the following Registration Statements filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-205196), registering 2,281,217 shares of Common Stock under the Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan filed with the SEC on June 24, 2015; and

•	Registration Statement on Form S-8 (File No. 333-205202), registering 1,200,000 shares of Common Stock under the Fogo de Chão, Inc. 2015 Omnibus Incentive Plan filed with the SEC on June 24, 2015 (collectively, the “Registration Statements”).

On April 5, 2018, pursuant to the Agreement and Plan of Merger, dated as of February 20, 2018 (the “Merger Agreement”) among the Company, Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Parent”), and Prime Cut Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, all offers and sales of the Company’s securities pursuant to each of the Registration Statements have been terminated.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas, on this 5th day of April, 2018.

FOGO DE CHÃO, INC.

By:	/s/ Lawrence J. Johnson
	Name:	Lawrence J. Johnson
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.